Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE is made on May 17, 2023.

BETWEEN:

ZYMEWORKS BC INC.

(“Zymeworks” or the “Company”)

AND:

MR. NEIL A. KLOMPAS

(the “Executive”)

WHEREAS:

A.

The Executive has been employed by Zymeworks since March 14, 2007, pursuant to an employment agreement dated January 25, 2007, and an amended and restated employment agreement dated January 17, 2017 (the “Employment Agreement”);

B.	The Executive and Zymeworks have mutually agreed that the Executive’s employment will terminate on June 30, 2023; and

C.

The Executive and Zymeworks have reached an agreement to fully and finally settle any matters in relation to the Executive’s employment and the termination of that employment on the terms and conditions set out in this Separation Agreement and Release.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES AND COVENANTS CONTAINED HEREIN:

1.	The Parties acknowledge, agree and confirm as follows:

(a)

The Executive’s employment will end by mutual agreement of the parties effective June 30, 2023. The Executive will resign directorships and officer positions with Zymeworks and its affiliated companies effective June 30, 2023 and Zymeworks shall accept those resignations effective that date.

(b)	Zymeworks shall pay to the Executive any unpaid salary and any accrued but unused vacation pay up to June 30, 2023.

(c)

The Company agrees to reimburse the Executive for a laptop and provide peripherals, in each case comparable to the ones he has been using in discharge of his duties as an employee of the Company on June 30, 2023.

(d)

On June 30, 2023, the Company shall pay to the Executive: (i) US$7,500 for professional development and continuing educational courses; and (ii) US$2,500 for legal fees incurred as a result of the review of this Separation Agreement and Release.

(e)

Subject to Executive not being terminated for Cause prior to June 30, 2023, Zymeworks shall, following June 30, 2023, pay to the Executive an amount of US$1,000,000, which is the equivalent of twenty-four (24) months of the Executive’s current salary. Zymeworks is agreeable to paying this amount in a lump sum in a tax-favourable manner as may be directed by the Executive, subject to applicable income tax requirements.

(f)	For the avoidance of doubt, Executive shall not be eligible for any annual performance bonus with respect to the 2023 calendar year.

(g)

Zymeworks shall, subject to the terms and conditions of the applicable benefit plan, maintain all employee benefit plans for the Executive and his spouse for the lesser of (i) a twenty-four (24) month period from June 30, 2023 or (ii) the date the Executive enrolls in the benefit plans of a new employer. Zymeworks shall waive any spousal co-pay that Executive would otherwise pay in connection with spousal benefits.

(h)

Concurrently with the execution of this Separation Agreement and Release (and, for the avoidance of doubt, no later than June 30, 2023), Zymeworks and the Executive shall enter into the Consulting Services Agreement attached hereto as Exhibit A (the “Consulting Services Agreement”) whereby the Executive shall assist with certain transitional matters at the request and direction of Zymeworks on an as needed basis. The Consulting Services Agreement shall commence on June 30, 2023 and shall cease on June 30, 2025, (subject to earlier termination as described in the Consulting Services Agreement). The Executive shall remain an “Option Holder” under the terms of Zymeworks Inc.’s Second Amended and Restated Employee Stock Option Plan (the “Pre-IPO Plan”) and a “Participant” under the terms of Zymeworks Inc.’s Amended and Restated Stock Option and Equity Compensation Plan (this plan or the Pre-IPO Plan, an “Equity Plan”) for the duration of the term of the Consulting Services Agreement, and accordingly will be afforded the vesting and exercise benefits as set forth in clause (i) below.

(i)

As of the date hereof, the Executive has 591,093 vested and unexercised Zymeworks Inc. stock options and 260,886 unvested Zymeworks Inc. stock options. The Executive’s Zymeworks Inc. stock options shall continue to vest and become exercisable through June 30, 2023 and over the term of the Consulting Services Agreement in accordance with the terms of the applicable Equity Plan and applicable award agreement, and shall cease vesting on termination of the Consulting Services Agreement. Any remaining unvested Zymeworks Inc. stock options shall be forfeited on the termination of the Consulting Services Agreement. Pursuant to the applicable Equity Plan, the Executive shall have ninety (90) days from the termination of the Consulting Services Agreement to exercise any vested Zymeworks Inc. stock options unless such options expire by their terms before the end of such ninety (90) day period. If a “Change of Control” (as such term is defined in the Zymeworks Inc.’s Amended and Restated Stock Option and Equity Compensation Plan) occurs prior to the expiration or earlier termination of the Consulting Services Agreement, any unvested Zymeworks Inc. stock options held by the Employee immediately prior to such Change of Control that would have vested on or prior to June 30, 2025 had Executive remained in service through such date, shall be accelerated such that they will be fully vested as of immediately prior to, and contingent upon, such Change of Control.

(j)

As of the date hereof, the Executive has 61,209 of unvested Zymeworks Inc. restricted stock units, which will continue to vest through June 30, 2023 and over the term of the Consulting Services Agreement in accordance with the terms of the Equity Plan and applicable award agreement. Any remaining unvested Zymeworks Inc. restricted stock units shall be forfeited on the termination of the Consulting Services Agreement. If a “Change of Control” (as such term is defined in the Zymeworks Inc.’s Amended and Restated Stock Option and Equity Compensation Plan) occurs prior to the expiration or earlier termination of the Consulting

Services Agreement, any unvested Zymeworks Inc. restricted stock units held by the Employee immediately prior to such Change of Control that would have vested on or prior to June 30, 2025 had Executive remained in service through such date, shall be accelerated such that they will be fully vested as of immediately prior to, and contingent upon, such Change of Control.

(k)

Following the termination of the Consulting Services Agreement and provided that the Executive (i) had not been terminated for Cause prior to June 30, 2023, and (ii) timely executes the Supplemental Release Agreement attached hereto as Exhibit B (the “Supplemental Release”), then the Company shall extend the period of time in which the Executive has to exercise each of his outstanding and vested Zymeworks Inc. stock options as of the date of the termination of the Consulting Services Agreement to June 30, 2026, subject to the original maximum term of such Zymeworks Inc. stock option under the Equity Plan, and subject to earlier termination upon a “change of control,” “substantial sale,” or other similar provision in the applicable Zymeworks Inc. stock plan governing such stock option grant.

(l)	Zymeworks shall reimburse the Executive for all reasonable and documented business expenses actually and properly incurred by the Executive in relation to Zymeworks’ business up to June 30, 2023.

(m)

The Executive shall as of June 30, 2023 return all books of account, records, reports and other documents, materials and property belonging to Zymeworks that are in the Executive’s possession or control.

(n)

All payments provided hereunder will be made in a timely manner, subject to the Executive’s directions on tax structuring and execution of this Separation Agreement and Release, and shall be subject to applicable statutory withholdings.

(o)

The Executive reaffirms that he remains bound by the terms of Article 5 – Confidentiality – and Article 6 – Restrictive Covenants – of the Employment Agreement and that those provisions survive the termination of the Employment Agreement and the Executive’s employment with Zymeworks. The Company agrees that the Employment Agreement shall be amended such that Section 6.2 thereof shall read as follows: “The Employee agrees that while employed by the Company and for a period of six (6) months thereafter, the Employee will not, without the prior written consent of the Company, anywhere in Canada, the United States, any country within the European Union, or any other jurisdiction in which the Company is materially active in relation to the business of researching, developing and/or commercializing therapeutic proteins, antibodies, and any other research, development or manufacturing work considered, planned or undertaken by the Company and with which the Employee was materially involved during the last 12 months of the Employee’s employment with the Company (the “Business”), be employed by or provide professional services to any person or entity or business that is engaged or intends to be engaged in the field of the Business which would have the necessary or probable result of the Employee, in competition with the Company or any of its affiliates, being engaged in the Business. ”

(p)

The Executive reaffirms that he remains bound by the terms of all Company policies and procedures applicable to the Executive following June 30, 2023, including, but not limited, to the Company’s insider trading policy.

2.

The Executive acknowledges that without this Separation Agreement and Release, the Executive is otherwise not entitled to the consideration listed in paragraphs (d) through (k) of Section 1, which is inclusive of, and exceeds, any and all common law, statutory, and contractual entitlements the Executive may have. The Executive further acknowledges and agrees that the Executive’s separation from employment with Zymeworks is the result of a mutually agreed-upon voluntary resignation and, as a result, the Executive has not experienced a termination without “Cause” as that term is defined in the Employment Agreement, that all consideration described in this Separation Agreement and Release is in lieu of any severance payments or benefits under Article 4 of the Employment Agreement, and that the Executive is not entitled to any severance or other benefits under the Employment Agreement. In consideration of Zymeworks entering into this Separation Agreement and Release and the Consulting Services Agreement, and other good and valuable consideration, the Executive hereby remises, releases and forever discharges Zymeworks, its affiliated companies, and as applicable all of their respective officers, directors, partners, shareholders, executives, agents, successors, administrators, executors, heirs and assigns of and from any and all actions, causes of action, suits, debts, dues, accounts, costs, legal costs, contracts, claims and demands of every nature or kind, statutory or otherwise, including any claims made pursuant to the Employment Standards Act (BC), the Human Rights Code (BC) and any similar applicable legislation, which the Executive, and, as applicable, the Executive’s agents, Executives, successors, administrators, executors, heirs and assigns now have or at any time hereafter can, shall or may have in any way arising or resulting from any cause, matter, or anything whatsoever existing up to and including the present time with respect to the Executive’s employment by Zymeworks, the termination of that employment, and the termination of any benefits. The foregoing release does not extend to any rights, including rights of indemnification, the Executive may have (a) pursuant to that certain October 13, 2022 Indemnification Agreement between Zymeworks Inc. (the Company’s parent company) and the Executive, (b) under any applicable D&O insurance policy with the Company, in either case subject to the respective terms, conditions, and limitations of such indemnification agreement or D&O insurance policy as may be applicable, or (c) under this Separation Agreement and Release.

3.

The Executive agrees that the terms of this Separation Agreement and Release shall not constitute nor be deemed to be an admission of liability by Zymeworks in respect of any claim which the Executive hereto presently has or hereafter can, shall or may have and any such liability by Zymeworks is in fact expressly denied. The terms of this Separation Agreement and Release are contractual and not merely a recital.

4.

Except as necessary to enforce the terms of this Separation Agreement and Release, the Executive further agrees that he will not make any claim or take any proceedings against any other person or corporation who might claim contribution or indemnity from Zymeworks hereto in respect of the subject matter of this Separation Agreement and Release.

5.

The Executive agrees that he shall provide reasonable cooperation and assistance to the Company in the transition of his role and in the resolution of any matters in which the Executive was involved during the course of the Executive’s employment, or about which the Executive has knowledge, and in the defense or prosecution of any investigations, audits, claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any investigations, audits, claims or actions involving or against its officers, directors and employees. The Executive’s cooperation with such matters shall include, without limitation, being available to consult with the Company regarding matters in which the Executive has been involved or has knowledge; to reasonably assist the Company in preparing for any proceeding (including, without limitation, depositions, mediations, hearings, settlement negotiations, discovery conferences, arbitration, or trial); to provide affidavits reflecting truthful written testimony; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness to provide truthful testimony in connection with any investigation, audit, mediation, litigation or other legal proceeding affecting the Company. The Executive agrees to keep the Company’s Human Resource department apprised of his current contact information, including telephone numbers, work address, home address, and email address(es), and to promptly respond to communications from the Company in connection with this Section 5. The Executive understands and agrees that this Section 5 requires his cooperation with the Company, but is not intended to have any influence whatsoever on any specific outcome in any matter and he is expected at all times to provide truthful testimony and responses in connection with any matter.

6.

This Separation Agreement and Release shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, and personal representatives, the Company’s subsidiaries, affiliates and assigns and the Executive’s permitted assigns. It is further understood and agreed that the Executive will not make any adverse or unfavorable statements concerning Zymeworks, its affiliates or any of their respective officers, directors, shareholders or Executives in the context of such relationships of the Executive and such persons related to his employment by Zymeworks or concerning any relationship the Executive had with Zymeworks or any of its subsidiaries, or any of their respective officers, directors, shareholders or Executives.

7.

It is further understood and agreed that the Executive hereby represents and declares that the Executive executes this Separation Agreement and Release as the Executive’s own free act for the consideration set forth herein (and has not been influenced to any extent whatsoever in executing this Separation Agreement and Release by any representations or statements made by Zymeworks, or by any person on behalf of Zymeworks) and that the Executive has read this Separation Agreement and Release and has had the opportunity to take independent legal advice as to its terms and the Executive acknowledges that Zymeworks relies on this representation and declaration.

8.

All disputes arising out of or in connection with this Separation Agreement and Release, or in respect of any legal relationship associated therewith or derived therefrom, shall be referred to and finally resolved by arbitration administered by the Vancouver International Arbitration Centre (VanIAC) pursuant to its applicable Rules. The place of arbitration shall be Vancouver, British Columbia, Canada.

9.

This Separation Agreement and Release may be executed in counterparts, including electronically, each of which shall be deemed to be an original and all such counterparts shall constitute one document.

10.

The Parties hereto agree that this Separation Agreement and Release contain the entire agreement between the Parties concerning the subject matter of this Separation Agreement and Release and the Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Separation Agreement and Release and the Executive’s relationship with the Company (including, for example, the Employment Agreement), but with the exception of Articles 2 and 3 of the Employment Agreement (which shall survive only through June 30, 2023) and Sections 1.1 and Articles 5, 6, 7, 8 and 9 of the Employment Agreement (which shall survive through and following June 30, 2023).

11.	This Separation Agreement and Release is conditional upon the approval of the Board of Directors of Zymeworks.

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IN WITNESS WHEREOF the Parties have hereunto set their hands as of the date first above written.

ZYMEWORKS BC INC.

Per:	/s/ Kenneth Galbraith
Authorized Signatory

NEIL A. KLOMPAS /s/ Neil A. Klompas

EXHIBIT A

CONSULTING SERVICES AGREEMENT

This AGREEMENT dated May 17, 2023.

BETWEEN:

ZYMEWORKS BC INC.

114 East 4th Avenue, Suite 800

Vancouver, BC V5T 1G4

(the “Company”)

AND:

MR. NEIL A. KLOMPAS

42 – 11291 7th Avenue

Richmond, BC V7E 4J3

(the “Consultant”)

WITNESSES THAT WHEREAS:

A.

The Consultant has served as President and Chief Operating Officer of the Company, and, following Consultant’s termination of employment with the Company, the Company wishes to retain the Consultant to perform certain consulting services;

B.	The Consultant agrees to provide such services to the Company on the terms and conditions set out herein; and

C.	The Consultant may have access to the confidential information of the Company and may receive confidential information regarding the Company.

THEREFORE, in consideration of the sum of $10.00 and the covenants and agreements herein, and for other good and valuable consideration given by each party hereto to the other, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereby agree as follows:

1.	SERVICES

1.1

Services. The Consultant agrees to perform the services set out in Schedule “A” to this Agreement. The Consultant agrees that all services set out in Schedule “A” to this Agreement will be performed by the Consultant personally unless otherwise authorized in writing by the Company.

1.2	Independent Contractor. It is acknowledged and agreed that:

(a)

The Consultant shall at all times be an independent contractor. The Consultant is not an employee or agent of the Company, and no partnership, joint venture or agency will be created by this Agreement or by any action of the parties under this Agreement and the Consultant shall not represent himself to be in any such relationship with the Company.

(b)

The Consultant acknowledges and agrees that he shall be responsible for payment to the proper authorities of any and all income taxes, Workers Compensation Act premiums and any other applicable statutory withholdings in respect of the remuneration paid hereunder.

(c)

If at any time the Canada Revenue Agency or any other competent authority determines that the Consultant, or any employee of the Consultant, is an employee of the Company, then the Company will immediately begin making all statutorily required withholdings and remittances in respect of payments to the Consultant.

2.	REMUMERATION

During the term of this Agreement, the Company shall pay to the Consultant the remuneration set out in Schedule “B”, which sets out completely the remuneration payable to the Consultant.

3.	EXPENSES

The Consultant shall be reimbursed by the Company for all reasonable, pre-approved expenses incurred in connection with the performance of services, including business travel, in accordance with the Company’s policies as established from time to time. The reimbursement of all expenses, pursuant to this Agreement, must be supported with appropriate receipts, invoices or similar documentation.

4.	TERM AND TERMINATION

4.1	This Agreement shall commence on June 30, 2023 and shall continue until June 30, 2025 (the “Term”) unless terminated in accordance with this Section 4 of the Agreement.

4.2

Either party may terminate this Agreement during the Term immediately upon a fundamental breach of a material term of this Agreement, which breach has not been cured within 10 days after the non-breaching party has provided written notice of same to the breaching party.

4.3	The Consultant may terminate this Agreement other than for a fundamental breach during the Term by providing the Company with fourteen (14) days’ written notice.

4.4	The Consultant shall not be entitled to any further compensation or remuneration arising out of the early termination or the expiration of this Agreement other than as set out in this Section 4.

5.	CONFIDENTIALITY

5.1

Except as required by law or in the normal and proper course of the Consultant providing services to the Company hereunder or with the written consent of the Company, the Consultant will not use for the Consultant’s own account or disclose to anyone else, during or after the term of this Agreement, any confidential or proprietary information or material relating to the operations or business of the Company and its subsidiaries which the Consultant obtains by virtue of the Consultant’s engagement by the Company. Confidential or proprietary information or material includes, without limitation, the following types of information or material, both existing and contemplated, regarding the Company or its subsidiaries except to the extent otherwise in the public domain: corporate information, including plans, strategies, tactics, policies, resolutions, and any litigation or negotiations; financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings; operational and scientific information, including trade secrets; technical information, technical drawings and designs,; and personnel information, including personnel lists, resumes, personnel data, organizational structure and performance evaluations (collectively, the “Confidential Information”).

5.2

The Consultant agrees that all files, documents and equipment issued to the Consultant of any nature pertaining to business of the Company are and shall be the property of the Company, and that all such documents and all copies of them and any equipment shall be returned to the Company up on the termination of the Consultant’s engagement by the company for any reason.

6.	INVENTIONS

6.1

Acknowledgment of Company Ownership. The Consultant acknowledges that the Company will be the exclusive owner of all the Developments made during the term of the Consultant’s engagement by the Company, except Excluded Developments, and to all intellectual property rights in and to such Developments. The Consultant hereby assigns all right, title and interest in and to such Developments and their associated intellectual property rights throughout the world and universe to the Company, including without limitation, all trade secrets, patent rights, copyrights, mask works, industrial designs and any other intellectual property rights in and to each such Development, effective at the time each is created. Further, the Consultant irrevocably waives all moral rights the Consultant may have in such Developments.

6.2	Excluded Developments and Prior Developments. The Company acknowledges that it will not own any Excluded Developments or Prior Developments. For the purposes of this Agreement:

(a)	“Excluded Developments” means any Development that the Consultant establishes:

(i)	was developed entirely on the Consultant’s own time;

(ii)	was developed without the use of any equipment, supplies, facilities, services or trade secret information of the Company;

(iii)	does not relate directly to the business or affairs of the Company or to the actual or anticipated research or development of the Company known to the Consultant; and

(iv)	does not result from any work performed by the Consultant for the Company.

(b)

“Prior Developments” means any Development that the Consultant establishes was developed prior to the Consultant performing such services for the Company and precedes the Consultant’s initial engagement with the Company.

6.3

Disclosure of Developments. To avoid any disputes over the ownership of Developments, the Consultant will provide the Company with a general written description of any of the Developments the Consultant believes the Company does not own because they are Excluded Developments or Prior Developments. Thereafter, the Consultant agrees to make full and prompt disclosure to the Company of all Developments, including, without limitation, Excluded Developments, made during the term of the Consultant’s engagement with the Company. The Company will hold any information it receives regarding Excluded Developments and Prior Developments in confidence.

6.4

Further Acts. The Consultant agrees to cooperate fully with the Company both during and after the Consultant’s engagement with the Company, with respect to (i) signing further documents and doing such acts and other things reasonably requested by the Company to confirm the Company’s ownership of the Developments other than Excluded Developments and Prior Developments, the transfer of ownership of such Developments to the Company, and the waiver of the Employee’s moral rights therein, and (ii) obtaining or enforcing patent, copyright, trade secret or other protection for such Developments; provided that the Company pays all the Consultant’s expenses in doing so, and reasonable compensation if such acts are required after the Consultant ceases providing services to the Company.

6.5

Consultant-owned Inventions. The Consultant hereby covenants and agrees with the Company that, unless the Company agrees in writing otherwise, the Consultant will not use or incorporate any Excluded Development in any work product, services, or other deliverables the Consultant provides to the Company. If the Consultant uses or incorporates any Excluded Development with the Company’s permission, as provided above, the Consultant (i) represents and warrants that he owns all proprietary interest in such Excluded Development and (ii) grants to the Company, at no charge, a non-exclusive, irrevocable, perpetual, worldwide license to use, distribute, transmit, broadcast, sub-license, produce, reproduce, perform, publish, practice, make, and modify such Excluded Development.

6.6

Protection of Computer Systems and Software. The Consultant agrees to take all necessary precautions to protect the computer systems and software of the Company, including, without limitation, complying with the obligations set out in the Company’s policies.

7.	EQUITABLE RELIEF

The Consultant agrees that, in the event he or any of his employees violates any of the restrictions referred to in Section 5, the Company shall suffer irreparable harm and shall be entitled to preliminary and permanent injunctive relief and any other remedies in law or in equity which the court deems fit.

8.	SEVERABILITY

Should any part of this Agreement be declared or held to be invalid for any reason, the invalidity shall not affect the validity of the remainder of this Agreement which shall continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion that may, for any reason, be hereafter declared or held invalid.

9.	SURVIVAL

The Company and the Consultant expressly acknowledge and agree that the provisions of this Agreement, which by their express or implied terms extend beyond the termination of the Consultant’s services hereunder, or beyond the termination of this Agreement, shall continue in full force and effect notwithstanding the termination of the Consultant’s services or the termination of this Agreement for any reason.

10.	ENTIRE AGREEMENT AND AMENDMENTS

The provisions herein constitute the entire agreement between the parties in relation to providing consulting services to the Company and supersedes all previous communications, representations and agreements, whether oral or written, between the Company and the Consultant with respect to the subject matter hereof. This Agreement may not be amended or modified except by written instrument signed by the Company and the Consultant.

11.	GOVERNING LAW

This Agreement shall be governed by and interpreted exclusively in accordance with the laws of British Columbia, and the courts of British Columbia shall have the exclusive jurisdiction over this Agreement and any claim or dispute arising under it.

12.	ENUREMENT

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, personal representatives and permitted assigns.

13.	ASSIGNMENT OF RIGHTS

The Company shall have the right to assign this Agreement to another party, including, without limitation, any successor company that acquires all or substantially all of the Company’s assets. The Consultant shall not assign his rights under this Agreement or delegate to others any of his functions and duties under this Agreement without the express written consent of the Company which may be withheld in its sole discretion.

14.	NOTICE

Any notice relating to this Agreement or required or permitted to be given in accordance with this Agreement shall be in writing and shall be personally delivered or mailed by registered mail, postage prepaid to the parties at their respective addresses set out on the first page of this Agreement.

15.	ARBITRATION

All disputes arising out of or in connection with this Agreement, or in respect of any legal relationship associated therewith or derived therefrom, shall be referred to and finally resolved by arbitration administered by the Vancouver International Arbitration Centre (VanIAC) pursuant to its applicable Rules. The place of arbitration shall be Vancouver, British Columbia, Canada.

16.	CURRENCY

All monetary amounts set out in this Agreement refer to U.S. dollars.

17.	LEGAL ADVICE

The Consultant acknowledges that it has obtained independent legal advice before executing this Agreement.

IN WITNESS WHEREOF the parties have hereto have duly executed this agreement as of the day and year first above written.

ZYMEWORKS BC INC.

Per:	/s/ Kenneth Galbraith

NEIL A. KLOMPAS

/s/ Neil A. Klompas

SCHEDULE A

Services

The Consultant agrees to provide the following services:

•

Be available to respond to reasonable inquiries from representatives of the Company to address matters related to transitioning the Consultant’s former responsibilities as President and Chief Operating Officer up to a maximum of five (5) hours per week unless otherwise agreed upon by the parties.

•	For greater certainty, there is no guarantee of work, and the Company has no obligation to have the Consultant provide the services for any number of hours per week.

SCHEDULE B

Remuneration

1.

The Consultant shall remain an “Option Holder” under the terms of Zymeworks Inc.’s Second Amended and Restated Employee Stock Option Plan (the “Pre-IPO Plan”) and a “Participant” under the terms of Zymeworks Inc.’s Amended and Restated Stock Option an Equity Compensation Plan (this plan and the Pre-IPO Plan, an “Equity Plan”) for the duration of this Agreement. The vesting and exercisability of the Consultant’s Zymeworks Inc. stock options and the vesting of the Consultant’s Zymeworks Inc. restricted stock units, in all cases, shall continue to vest over the term of this Agreement in accordance with the terms of the applicable equity plan and applicable award agreement, and cease upon the termination of this Agreement. Any remaining unvested Zymeworks Inc. stock options and restricted stock units held by Consultant shall be forfeited on the termination of this Agreement. Pursuant to the applicable Equity Plan, the Consultant shall have ninety (90) days from the termination of this Agreement to exercise any vested and outstanding Zymeworks Inc. stock options unless such options expire by their terms before the end of such ninety (90) day period.

2.

As consideration for the Services, the Company shall pay the Consultant a fee of US$300 per hour for any services provided in excess of five (5) hours per week. The fee is exclusive of GST. In the performance of the services, the Consultant will not be entitled to any benefits including, vacation, statutory holiday, sick leave, and health and welfare benefits, applicable to the employees of the Company.

Consultant shall submit invoices through the Company’s Ariba Network within three (3) business days of the end of each calendar month for any services provided or approved costs incurred in the preceding month. Payment is due thirty (30) days from the date of receipt of the invoice through the Company’s Ariba Network. Company reserves the right to not pay any invoice received more than ninety (90) days after the date it was due.

EXHIBIT B

SUPPLEMENTAL RELEASE AGREEMENT

THIS SUPPLEMENTAL RELEASE AGREEMENT is made on _____________________.

BETWEEN:

ZYMEWORKS BC INC.

(“Zymeworks”)

AND:

MR. NEIL A. KLOMPAS

(the “Executive”)

WHEREAS:

A.

In connection with the Executive’s mutually agreed-upon resignation from employment with Zymeworks, the parties entered into that certain Separation Agreement and Release dated May 17, 2023 (the “Separation Agreement”); and

B.

In exchange for the consideration described in the Separation Agreement, including, without limitation, the consideration described in paragraph 1(k) thereof (the “Post-Consulting Consideration”), the Executive agreed to execute this Supplemental Release Agreement, without which Executive would not be entitled to the Post-Consulting Consideration.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES AND COVENANTS CONTAINED HEREIN:

1.

In consideration of the benefits described in paragraph 1(k) of the Separation Agreement, which will be provided to the Executive in accordance with the terms thereof following the execution and effectiveness of this Supplemental Release Agreement, the Executive hereby extends his release and waiver of claims in Section 2 of the Separation Agreement to any claims that may have arisen between the date the Executive signed the Separation Agreement and the date the Executive signs this Supplemental Release Agreement. The Executive agrees that the Executive will not file any legal action asserting any such claims released herein.

2.

The parties acknowledge and agree that the terms of Sections 2 through 11 of the Separation Agreement shall apply to this Supplemental Release Agreement and are incorporated herein, mutatis mutandis, to the extent that they are not inconsistent with the express terms of this Supplemental Release Agreement.

IN WITNESS WHEREOF the Parties have hereunto set their hands as of the date first above written.

ZYMEWORKS BC INC.

Per:
Authorized Signatory

NEIL A. KLOMPAS